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                                                                   EXHIBIT 99.01

FOR IMMEDIATE RELEASE                           Company Contacts:


                                                           James Hawkins
                                                           President & CEO

                                                           John Glenn

                                                           CFO
                                                           (925) 468-7600

           INVIVO ANNOUNCES ITS REJECTION OF INTERMAGNETICS PROPOSAL

      PLEASANTON, CALIFORNIA, November 4, 2003....INVIVO CORPORATION
(NASDAQ:SAFE), today announced that its Board of Directors had unanimously rejected the proposal submitted to it on October 16, 2003 by Intermagnetics General Corporation ("IGC") to engage in exclusive negotiations for IGC's acquisition of Invivo for a per share acquisition consideration oF $15 in cash and $4 per share of IGC common stock. Invivo's Board of Directors has advised IGC that Invivo's Board believed that this was not an optimal time to seek to sell or merge the company. The Board further determined that the proposed acquisition price, even recognizing the stock component at its full nominal value of $4 per share, represented a proposed premium of only 16.9% over Invivo's closing price as of October 16, 2003 (and 14% over yesterday's closing price). As such, the Board did not believe that it was in the interest of the Company and its stockholders to accept IGC's invitation to enter into exclusive take-over negotiations.

      Jim Hawkins, Invivo's President and CEO stated, "Over the last 18 months we have successfully completed the disposition of all of our significant non-medical operations and believe that we are very well positioned for future growth in both MRI monitoring, where we lead the industry, and in the non-MRI field where our products have gained substantial traction. This past April we acquired MDE, our first acquisition in several years, and we are very pleased with the early returns from this investment and excited about future growth prospects from MDE as well as our existing product lines. In addition we are pursuing, and will continue to pursue, other acquisition opportunities that will help to provide us with future growth. We have used excess cash on our balance sheet to complete a tender offer that provided additional liquidity to our stockholders and we completed a stock split that has enhanced the trading market for our shares."

      "Two weeks ago, and approximately one week after IGC submitted their proposal, we released results for the first quarter of fiscal 2004 that exceeded our previously announced expectations and that support the continuing optimism that I and my fellow directors have for our future," said Mr. Hawkins.

      Mr. Hawkins concluded, "The cash component within IGC's proposal is actually lower than yesterday's closing price for Invivo's shares. With respect to the nominal $4 value of the IGC shares included in their proposal, it is worth noting that IMG is trading near its 52 week high of $26 per share. In light of our optimism about our ability to continue to grow Invivo, as contrasted with the insignificant premium proposed by IGC to take control, our Board concluded that it was in our Company's and stockholders' interests not to accept this invitation."
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      This press release contains forward-looking statements regarding our future operations and expectation of future events. These statements are identified by terminology such as "anticipates", "believes", "continue", "estimates", "expects" "intends", "may", "plans", "predicts", "should", or "will" or other terminology relating to future events. These statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include, but are not limited to, the uncertain growth prospects for new markets, the Company's dependence on a concentrated line of products, the effects of competitive products and pricing, economic and political conditions that may impact customers' ability to fund purchases of our products and services, risks associated with acquisitions, fluctuations in international exchange rates, product liability and product recall risks and other business factors. For information regarding these risks and other related risks, see the "Risk Factors" section of the Company's most recent Form 10-K on file with the SEC.

      Invivo Corporation's Invivo Research subsidiary designs, manufactures and markets monitoring systems that measure and display vital signs of patients in medical settings.